LEASE

THIS AGREEMENT made and entered into this_Aug. 20, 2009 by and between

LANDLORD: Court Street Complex, LLC, organized and existing under the laws of the State of New York with its office and principal place of business at 4475 Route 63, Geneseo, New York 14454, ("Landlord") and

TENANT: _Windtamer Corp.__156 Court St., Geneseo, NY________________________________ ("Tenant")

For and in consideration of the covenants and agreements hereinafter set forth the parties hereto enter into this lease agreement for the premises herein described on the following terms and conditions:

PREMISES	4300 square feet (more or less) located at Court Street Complex, Geneseo, New York together with the right to use the parking lot on the property for customer and employee parking in common with other tenants.
TERM	The term of this lease and tenant's obligation to pay rent hereunder will be from November 1, 2009 until October 30, 2011
OPTION TO RENEW	That tenant will have the option of renewing the lease for an additional 2 years with a monthly rental amount to be negotiated at the time of renewal. The option will be exercised by written notice given to landlord not less than thirty (30) days prior to the expiration of the initial lease agreement. All other terms and conditions of the initial lease will remain the same.
RENTAL	Monthly rent in the amount of $1400 will be due on November 1, 2009, and each month thereafter on the first day of each month.
UTILITIES	Tenant will be responsible for its own utilities, i.e. gas, electricity, telephone and water and sewer, if applicable, during the term of this Lease, and any extension thereof.
LATE CHARGE	A late charge of $50.00 per month will be assessed as a late charge if the rent is not paid by the 1st of the month.
SECURITY DEPOSIT	Tenant will pay a security deposit in the amount of equal to 1 months rent to be held by landlord in a non-interest bearing account to be used for any of the following: (A) to cure any default of this lease including but not limited to non- payment of rent, lapse of insurance, damage to premises, failure to pay municipal assessments, failure to make reasonable repairs, etc. (B) If landlord is required to use any part of the security deposit, Landlord will notify tenant who will have 5 days to reimburse landlord (C) At all times, landlord will have in his possession the amount of $__N/A__ as and for said security. (D) Security deposit shall paid to Landlord on or before __N/A___ 2009
USE	Tenant will use bldg for Office/Warehouse. Tenant will not use or permit any person to use the premises in violation of the laws of the United States of America, State of New York, local ordinances, local laws or other regulations. Tenant will keep the premises in a clean, sanitary and safe condition. Tenant will in all respects and at all times fully comply with all applicable health, fire, building codes, and other pertinent laws, rules and regulations.
TENANT REPAIRS	The Tenant agrees to maintain and repair the interior of the premises and to keep the same clean, sanitary and in safe condition. Tenant will use best efforts to keep the parking area free and clear of waste, trash and debris. Tenant agrees to make all replacements and all repairs not specifically required

to be made by the Landlord.
Tenant agrees to replace all glass broken, damaged or destroyed in any manner whatever, the Tenant assuming all responsibility for the glass in the tenant's rental space, if caused by tenant or tenant's clients.

LANDLORD REPAIRS	Landlord agrees, at its own cost and expense, to make all structural repairs to the building and to maintain and repair the outside walls, roof, heating, air-conditioning, electrical and plumbing facilities and routine maintenance of the outside of the premises including lawn mowing, garbage removal and snow removal.
INSPECTION	Landlord, the Police Officials, Building or Fire Officials or Landlord's agents, will have access to the demised premises for the purpose of inspecting the same or make necessary repairs at all times.
SIGNS	Tenant will not attach, affix or exhibit, any signs upon the exterior of the premises without the prior written consent of Landlord. Signs will be erected at Tenant's expense and will conform to all applicable requirements of the Town of Geneseo. Placement will be approved by the Landlord and the Town of Geneseo.
INSURANCE	Tenant agrees to provide and pay for the cost of the premiums for the following insurance. (a) Public Liability Insurance in the amount of $1,000,000.00 per occurrence in case of injury to persons and property to benefit the Landlord and Tenant. (b) Fire, extended coverage, vandalism and malicious mischief insurance covering Contents and signs, including extended coverage clauses payable to Landlord and Tenant as their interests may appear. (c) The Tenant will pay for any increase of insurance premiums to the Landlord or other Tenants caused by any omission of the Tenant resulting in an increase of insurance premium costs. (d) The amount of the increase will become due and payable to Landlord as additional rent. If Tenant desires to avoid payment of said additional premiums, it may have 30 days from notice to correct such actions or omissions. (e) Landlord will not be liable to Tenant or to any insurance company insuring Tenant for any loss or damage which was or should have been covered by fire and extended insurance hereunder required to be obtained by Tenant.
LIABILITY:	Neither the Landlord nor its agents will be liable for the following unless caused by their negligence 1. damage to either the person or property of the tenant 2. loss of or damage to any property of the Tenant by theft, 3. any other cause whatsoever. 4. any injury or damage to person or property, 5. loss of or interruption of business resulting from fire, water, rain or snow, leaks from any part of the building 6. dampness, or 7. any other cause whatsoever 8. another Tenant or persons in said building 9. caused by operations in construction of any private, public, or quasi-public work; 10. latent defects in the demised premises or in the building
HOLD HARMLESS	Tenant indemnifies holds harmless the Landlord free from damage sustained by persons or property, and against all claims or demands of third persons for damage, and for moneys paid out by the Landlord in settlement of any claim or judgment, as well as for all expenses and Attorneys' fees incurred. Tenant further agrees to indemnify and hold landlord harmless for any injury, claim or cause of action, etc. which may arise as a result of tenant's use and handling of hazardous materials, medical waste and bio hazard material
DAMAGES	Tenant will be liable for damage by wind or other elements to the doors. Tenant will be liable for damage by Tenant, his agents, employees or customers caused by their negligence. Landlord may repair such damage and the tenant will then reimburse and compensate the Landlord as additional rent within five (5) days after the Landlord renders a statement to Tenant for the total cost of such repair.

FIXTURES	Tenant's trade fixtures and all personal property, apparatus, machinery and equipment, whether or not affixed to the premises remain the Tenant's personal property and are sometimes referred to as "Tenant's equipment." Tenant's equipment may be removed from time to time by Tenant, provided, however, Tenant will be responsible for the repair of damage caused by such removal and place the premises in the same condition as it would have been if the equipment had not been moved or installed. Upon request, the Landlord will execute, a waiver of the Landlord's lien, or mortgagee's lien on any personal property installed by Tenant. Upon termination of this lease, Tenant must remove tenant's equipment or if he fails to do so, Landlord may remove the same and charge Tenant for such removal as additional rent.
CHANGES AND IMPROVEMENTS	Tenant will make no structural change to the building without the consent in writing of the Landlord. Any partitions, improvements and additional light fixtures supplied by the Tenant will remain the property of the Tenant and may be removed by Tenant at the termination of this Lease. Tenant will restore the premises to its original condition, normal wear and tear excepted.
MECHANIC'S LIEN	Tenant will not suffer anything to be done whereby the premises may be encumbered by a mechanic's lien. Tenant will discharge the same of record within ten (10) days after the date of filing. Notice is hereby given that the Landlord will not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and no Mechanic's lien or other lien will attach to or affect the premises.
CONDITION OF PREMISES	Tenant acknowledges that the premises were in good order, except as to those defects which the owner will hereafter correct. At the termination of this Lease, Tenant will return the premises in as good condition as when he took possession, ordinary wear and tear and any approved alterations or other changes excepted. Landlord may restore the premises to such condition and Tenant will pay the cost immediately upon Landlord's rendering a statement of the total costs thereof to Tenant as additional rent.
ASSIGNMENT	Tenant may not assign this Lease or sublet the premises in whole or in part without the prior written consent of the Landlord. No subletting or assigning of this Lease will relieve the Tenant from any obligations hereunder.
DEFAULT:	Upon default in the payment of rent, or any other covenant or condition of this lease, the Landlord may serve a written notice upon Tenant that Landlord elects to terminate this Lease upon a specified date not less than ten (10) days after the date of service upon tenant. This lease will expire on the date specified. Landlord may re-enter and resume possession of the premises and may re-let the whole or any portion of the premises. Landlord may also resort to any other legal remedy. Tenant hereby expressly waives any and all rights of redemption granted under Section 761 of the Real Property Actions and Proceedings Law of the State of New York.
PARKING	The parking lot is reserved for the public. Tenant and his employees will park in designated areas.
CONDEMNATION	Landlord reserves to itself and Tenant assigns to Landlord, all rights to any award accruing on account of any condemnation. Tenant agrees to execute such instruments of assignment as may be required by Landlord Tenant does not assign to the Landlord any award payable for moving expenses and trade fixtures installed by Tenant at its own cost and expenses, or which represents compensation for Tenant's additional rental expense for new premises.
SUBORDINATION	The Tenant's rights will not be cut off or affected by the subordination of this lease or for the foreclosure of any mortgage or mortgages or deed or deeds of trust, so long as Tenant, will not be in default thereunder.
NOTICE	All notices and communications required to be given under this Lease shall be by certified mail, return receipt requested.
QUIET ENJOYMENT	Tenant will quietly and peacefully hold and enjoy premises.

OFFERING PREMISES FOR SALE OR RENT.	The Tenant also agrees to permit the Landlord or its Agents to show the premises to persons wishing to hire, lease or purchase the same. The Tenant agrees that after three months from the expiration of the term the Landlord will have the right to place notices on the premises offering the premises "To Let", "For Rent", or "For Sale".
EFFECT OF WAIVER	The failure of the Landlord to insist upon strict performance of any of the covenants or conditions of this lease will not be construed as a waiver for the future of any such covenants, conditions or options, but the same will remain in full force and effect.
ENTIRE AGREEMENT	Any additions, alterations, changes or modifications of the Lease are to be binding upon the parties, must be in writing signed by both parties and agree that this provision cannot be waived, except in writing duly signed by the parties.
SUCCESSORS AND ASSIGNS	This Lease shall be binding and inure to the benefit of all parties, their heirs, successors and assigns.
CONDITION PRECEDENT	Prior to Tenant taking possession, it will, at its expense construct and finish the interior of the leased premises. Construction and finishing shall be in accordance with Tenant's specifications and subject to their approval.

UPSTAIRS space available at no cost - improvements at tenants expense

IN WITNESS WHEREOF, the undersigned have duly executed this lease on the day and year first above written.

LANDLORD: Court Street Complex, LLC by: ______________ by:

[signature] Date: Aug 20 - 09

Sam Cottone

Tenant: [signature] Date: Aug 20 - 09

Patricia A. Cole - Notary Public
State of New York - Livingston County
My Commission Expires 12-20-2009